Appendix B

Designation of Classes of Shares

(Effective as of June 24, 2020)

WHEREAS, the Trustees of the Trust, acting pursuant to the Trust’s agreement and declaration of trust as then in effect, have previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series”) and have previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of Classes (the “Prior Designations”); and

WHEREAS, pursuant to Section 6.11 of the Declaration, the previously established and designated Classes were included on Schedule B to the Declaration, which was deemed an amendment and restatement of the Prior Designations; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 6.10 of the Declaration, hereby divide the Shares of Green Century Balanced Fund into an additional class of shares called “Institutional Shares,” effective as of June 24, 2020, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below; and

WHEREAS, this Appendix B to the Declaration shall be deemed to be an amendment and restatement of the Prior Designations effective as June 24, 2020;

NOW THEREFORE, the following Classes as listed below with respect to the identified Series of the Trust are established with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

Series	Classes
Green Century Balanced Fund	Individual Investor Shares Institutional Shares
Green Century Equity Fund	Individual Investor Shares Institutional Shares

Green Century MSCI International Index Fund	Individual Investor Shares Institutional Shares

1. Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Class is unlimited.

3. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6. The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 24th day of June, 2020.

/s/ Jonathan Darnell	/s/ Bancroft R. Poor
Jonathan Darnell	Bancroft R. Poor

/s/ Daniel S. Kern	/s/ Mary Raftery
Daniel S. Kern	Mary Raftery

/s/ Peter D. Kinder	/s/James H. Starr
Peter D. Kinder	James H. Starr

/s/ Douglas H. Phelps	/s/ Wendy Wendlandt
Douglas H. Phelps	Wendy Wendlandt